UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2013

Q THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52062	20-3708500
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Arapeen Drive, Suite 102 Salt Lake City, UT	84108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 582-5400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment to Board of Directors

On March 8, 2013, the Board of Directors (the “Board”) of Q Therapeutics, Inc. (the “Company”) appointed Dr. Diane Jorkasky to serve as a member of the Company’s Board of Directors.

Dr. Jorkasky is a 25 year veteran of the pharmaceutical industry with experience in Phase 1 through Phase 4 clinical trials including protocol development, conduct and reporting, site placement strategy, and regulatory interaction. Since 2012, Dr. Jorkasky has been a member of the Scientific Advisory Board, and Independent Advisor to projects for BioMotive, LLC; additionally, since 2011 she has been a member of the Board of Directors and a member of the Science and Technology Committee and Governance and Nomination Committee for Tengion, Inc. From 2011 to 2012, Dr. Jorkasky served as Enterprise-wide Chief Medical Officer and Senior Vice President, Clinical Development for Endo Pharmaceuticals. From 2009 to 2010 she was the Senior Vice President, Head of Development and Chief Medical Officer at Aileron Therapeutics. From 1988 to 2009 she held senior clinical development positions at Pfizer, Inc. and SmithKline Beecham Pharmaceuticals. Dr. Jorkasky is board certified in internal medicine, nephrology and clinical pharmacology. She is on the medical school faculties of Yale University, University of Pennsylvania, Uniformed Service of Health Sciences and is a Professor of Bioengineering and Therapeutic Sciences at the University of California, San Francisco.

There are no arrangements or understandings between Dr. Jorkasky and any other persons pursuant to which Dr. Jorkasky was selected as a Director of the Company. There are no family relationships between Dr. Jorkasky and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation from Board of Directors

On March 8, 2013, Joydeep Goswami resigned from the Board of Directors of the Company. Mr. Goswami’s resignation did not result from any disagreement with the Company regarding its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2013
Q THERAPEUTICS, INC.

	By:	/s/ STEVEN J. BORST
Steven J. Borst,
Vice President and Chief Financial Officer